Exhibit 99.1

RMG Acquisition Corp. Announces Closing of Underwriters’ Over-Allotment Option in Connection with its Initial Public Offering

NEW YORK, Feb. 19, 2019 /PRNewswire/ — RMG Acquisition Corp. (the “Company”) announced today the closing of the issuance of an additional 3,000,000 units pursuant to the full exercise of the underwriters’ over-allotment option in connection with the Company's initial public offering. The additional units were sold at the initial offering price of $10.00 per unit, resulting in additional gross proceeds of $30,000,000 and bringing the total gross proceeds of the initial public offering to $230,000,000.

RMG Acquisition Corp., led by James Carpenter, Robert Mancini and Philip Kassin, was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses in the diversified resources and industrial materials sectors.

Deutsche Bank Securities served as the sole bookrunner for the offering and Stifel served as the lead manager for the offering.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Deutsche Bank Securities Inc., Attn: Prospectus Group, 60 Wall Street, New York, NY 10005, or by telephone at 1-800-503-4611 or by email at prospectus.CPDG@db.com and from Stifel, Nicolaus & Company, Incorporated, Attn: Syndicate Department, 1 South Street, 15th Floor, Baltimore, MD 21202, or by telephone at (855) 300-7136, or by email at syndprospectus@stifel.com.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (the “SEC”) and became effective on February 4, 2019. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements”. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:
Philip Kassin
(212) 220-9503